Exhibit 10.1

CEO CHANGE IN CONTROL AGREEMENT

This CEO Change in Control Agreement (“Agreement”) is made and entered into effective as of October 23, 2018 (the “Effective Date”) by and between Silicon Laboratories Inc., a Delaware corporation, and George Tyson Tuttle (the “Employee”).

WHEREAS, the Company considers the continued availability of the Employee’s services to be in the best interest of the Company and its stockholders, and desires to reduce (a) the potential distraction of the Employee occasioned by the possibility of a Change in Control of the Company and (b) the likelihood that the Employee would seek other employment following the announcement of a Change in Control of the Company and if such announced transaction were not consummated, the Company would be seriously harmed.

NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the agreement between the Company and the Employee:

1.                                      Definitions.  Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:

1.01                        “Administrator” shall mean the Board or its delegate.

1.02                        “Board” shall mean the Board of Directors of the Company.

1.03                        “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Employee, any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company or any intentional wrongdoing by Employee, whether by omission or commission, which adversely affects the business or affairs of the Company in a material manner.

1.04                        “Change in Control” means and includes each of the following:

(a)A transaction or series of transactions (other than an offering of the Company’s shares of Common Stock to the general public through a registration statement filed with the United States Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 40% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.04(a) or Section1.04(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 60% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)After which no person or group beneficially owns voting securities representing 40% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.04(c)(ii) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)The Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control hereunder if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

1.05                        A “Change in Control Termination” shall mean a termination of employment of the Employee during the Protected Period for which a Notice of Termination has been provided to the other party where such termination results from (a) termination by the Company or a party effecting a Change in Control of the Company other than for Employee’s death, Employee’s Permanent Disability or for Cause, or (b) the Employee resigns with Good Reason.

1.06                        “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.07                        “Company” shall mean Silicon Laboratories Inc., a Delaware corporation, and, following any Change in Control, any Successor Entity.

1.08                        “Date of Termination” shall mean the date, as the case may be, for the following events: (a) if the Employee’s employment is terminated by death, the date of death; (b) if the Employee’s employment is terminated due to a Permanent Disability, 30 days after the Notice of Termination is given (provided that the Employee shall not have returned to the performance of his or her duties on a full-time basis during such period); (c) if the Employee’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination; (d) if the Employee’s employment is terminated in a Change in Control Termination, the date specified in the Notice of Termination; and (e) if the Employee’s employment is terminated for any other reason, 15 days after delivery of the Notice of Termination unless otherwise agreed by the Employee and the Company.

1.09                        “Disability” shall mean that the Employee is unable, by reason of injury, illness or other physical or mental impairment, to perform the essential functions of the position for which the Employee is employed, even with a reasonable accommodation, which inability is certified by a licensed physician reasonably acceptable to the Company.

1.10                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.11                        “Good Reason” shall mean the occurrence of any of the following, without the Employee’s express written consent, within a Protected Period:

(a)                                 a material diminution in any of the Employee’s authority, duties, or responsibilities compared to the time immediately prior to the Protected Period.  For the avoidance of doubt, if the Employee is serving as the Chief Executive Officer or Chief Financial Officer of the Company immediately prior to Protected Period and such Employee ceases to serve in such position with the Company, such event shall constitute a material diminution in the Employee’s authority, duties and responsibilities;

(b)                                 a reduction in the Employee’s (i) base salary by 10% or more or (ii) a reduction in total target cash compensation (including base salary and Target Variable Compensation) by more than 10%, in each case, compared to the time immediately prior to the Protected Period;

(c)                                  a material diminution in the budget over which the Employee retains authority; or

(d)                                 a material change in the geographic location at which the Employee must perform the services (including, without limitation, a change in the Employee’s assigned workplace that increases the Employee’s one-way commute by more than 35 miles).

No termination of employment with the Company  by the Employee shall be treated as being for Good Reason unless the Employee gives written notice to the Administrator advising the Company of such resignation (along with the reason for such resignation) within 60 days after the time that the facts or circumstances constituting Good Reason initially arise and provides the Company a cure period of 30 days following such date and such resignation is effective prior to the 60th day following the end of such cure period.

1.12                        “Notice of Termination” shall mean a written notice that indicates the Date of Termination and the basis for termination, including in the case of resignation for Good Reason, the particular facts and circumstances asserted as giving rise to Good Reason.

1.13                        “Permanent Disability” shall mean if, as a result of the Employee’s Disability, the Employee shall have been absent from his or her duties with the Company on a full-time basis for a total of 6 months of any consecutive 8 month period.

1.14                        “Protected Period” shall mean a period (a) commencing upon the earlier of (i) execution by the Company of a definitive agreement, the consummation of which would constitute a Change in Control (and such Change in Control contemplated by the definitive agreement does in fact occur) or (ii) 90 days prior to a Change in Control and (b) ending 18 months after such Change in Control.

1.15                        “Separation from Service” means the date upon which the Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.  To the greatest extent permissible consistent with Section 409A, a Separation from Service shall include any termination of the employee-employer relationship between the Employee and the Company for any reason, voluntary or involuntary, with or without Cause, including, without limitation, a termination by reason of resignation (whether for Good Reason or otherwise), discharge (with or without Cause), Permanent Disability, death or retirement.

1.16                        “Target Variable Compensation” shall mean total annual bonus, commission or other short term cash incentive compensation at 100% of targeted performance.

1.17                        “Willful” shall mean not in good faith and without reasonable belief that an act or omission was in the best interest of the Company.

2.                                      Term.  This Agreement shall be effective until October 31, 2021.  Notwithstanding the foregoing, this Agreement shall not terminate  and the Company shall not be entitled to deliver such notice of termination (a) while the Company is party to a definitive agreement, the consummation of which would constitute a Change in Control or (b) during the 18 month period following a Change in Control.  Notwithstanding the foregoing, this Agreement shall terminate earlier if (a) the Agreement is mutually terminated by the parties or (b) Employee’s employment is terminated in a manner that does not constitute a Change in Control Termination.

3.                                      Compensation and Benefits Upon Termination of Employment.

3.01                        Severance Benefits.  If there is a Change in Control Termination, then, subject to Section 3.02 and provided that the Employee executes and does not revoke the release of claims and separation agreement attached hereto as Exhibit A (the “Release”) and provided such Release becomes effective (without having been revoked) by the 60th day following Employee’s Separation from Service or such earlier date required by the release (such effectiveness deadline, the “Release Deadline”), the Employee shall receive the following payments and benefits, which are in addition to any amounts owed to Employee as earned but unpaid wages through the Date of Termination and accrued but unused vacation, if any, through the Date of Termination.  Notwithstanding any provision of this Agreement to the contrary, no payment or benefit shall be provided to the Employee pursuant to this Agreement unless a Change in Control is consummated within the Protected Period.  No severance benefits will be paid or provided until the Release becomes effective.  If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement.

(a)                                 An amount equal to 200% of the Employee’s annual base salary.  For purposes of this clause, base salary shall be defined as the greater of (x) the Employee’s base salary at the time of the Change in Control or (y) the Employee’s base salary at the time of the Change in Control Termination.  Such cash payment shall be payable in a single sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control.

(b)                                 An amount equal to the greatest of (x) 200% of the Employee’s full Target Variable Compensation for the last full fiscal year of the Company preceding the Change in Control, (y) 200% of the Employee’s full Target Variable Compensation for the last full fiscal year of the Company preceding the Change in Control Termination or (z) 200% of the Employee’s full Target Variable Compensation for the full fiscal year of the Company in which the Change in Control Termination occurs. Such cash payment shall be payable in a single sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control.

(c)                                  Any stock options granted to the Employee by the Company that are outstanding immediately prior to but have not vested as of the date of the Change in Control Termination shall become 100%  vested as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).  Any stock option may be exercised by the Employee  until the earlier of (i) one year (following the Date of Termination, or (ii) the original expiration date of the award (subject to any right that the Company may have to terminate such awards in connection with the Change in Control).

(d)                                 Any restricted stock or restricted stock units granted to the Employee by the Company that are outstanding immediately prior to but have not vested as of the date of the Change in Control Termination shall become 100%  vested as of the date of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).

(e)                                  Any market stock unit awards granted to the Employee by the Company that are outstanding immediately prior to, but have not fully vested as of, the date of the Change in Control Termination shall become vested as follows:  the greater of (i) 100% of the Target Units (as defined in the market stock unit award agreement) less any previously vested units or (ii) the actual Earned Units (as defined in the market stock unit award agreement) less any previously vested units, shall be deemed Vested Units (as defined in the market stock unit award agreement) as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).

(f)                                   With respect to any performance stock unit awards granted to the Employee by the Company that are outstanding immediately prior to, but have not fully vested as of, the date of the Change in Control Termination shall become vested as follows:  the greater of (i) 100% of the Target Units (as defined in the performance stock unit award agreement) less any previously vested units or (ii) the actual Eligible Units (as defined in the performance stock unit award agreement) less any previously vested units shall be deemed Vested Units (as defined in the performance stock unit award agreement) as of the later of the Date of Termination or the date of the Change in Control (but immediately prior to the consummation thereof).

(g)                                  The Company will pay Employee a fully taxable lump sum amount that, after deduction of federal, state and local income and employment taxes determined at the highest marginal rates applicable to the Employee, will result in the Employee retaining an amount equal to 24 months of the premiums that would be charged, as of the Date of Termination, for group health continuation coverage for Employee and Employee’s covered dependents pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”).  The Employee may, but is not obligated to, use such payment toward the cost of COBRA premiums. Such amount shall be paid in cash in a single lump sum on the later of (i) sixtieth (60th) day following the Employee’s Separation from Service or (ii) the date of the Change in Control.

3.02                        Federal Excise Tax Under Section 4999 of the Code.

(a)                                 Excess Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Employee would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this Section 3.02(a), would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payments.  Any reduction in the Payments required by this Section will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Employee.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards.  If two or more equity awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(b)                                 Determination by Tax Firm.  The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section.  The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section.  The Company and Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Employee as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Employee.

4.                                      No Mitigation.  The Employee shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided under this Agreement be reduced by any compensation or benefits earned by the Employee after his or her Date of Termination.

5.                                      Limitation on Rights.

5.01                        No Employment Contract.  This Agreement shall not be deemed to create a contract of employment between the Company and the Employee and shall not create any right in the Employee to continue in the Company’s employment for any specific period of time.  This Agreement shall not restrict the right of the Company to terminate the employment of Employee for any reason, or no reason at all, or restrict the right of the Employee to terminate his or her employment.

5.02                        No Other Exclusions.  This Agreement shall not be construed to exclude the Employee from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the Effective Date of this Agreement, or any such programs that generally are available to other Employee personnel of the Company.

6.                                      Tax Matters.

6.01                        Tax Withholding.  All payments made and benefits provided pursuant to this Agreement will be subject to withholding of applicable taxes.

6.02                        Section 409A.

(a)                                 It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto, “Section 409A”) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.  However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees or accountants’ fees, or other liability incurred by the Employee in connection with compensation paid or provided to the Employee pursuant to this Agreement.  Notwithstanding anything else contained herein to the contrary, nothing in this Agreement is intended to constitute, nor does it constitute, tax advice, and in all cases, the Employee should obtain and rely solely on the tax advice provided by the Employee’s own independent tax advisors (and not the Company, any of the Company’s affiliates, or any officer, employee or agent of the Company or any of its affiliates).

(b)                                 Notwithstanding anything to the contrary in this Agreement, no severance benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a Separation from Service.  Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a Separation from Service.

(c)                                  Any severance benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 60th day following Employee’s Separation from Service.  Any installment payments that would have been made to Employee during the 60 day period immediately following Employee’s Separation from Service, but for the preceding sentence, will be paid to Employee on the 60th day following Employee’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(d)                                 Notwithstanding any provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the Employee’s Separation from Service, the Employee shall not be entitled to any payment or benefit that constitutes nonqualified deferred compensation under Section 409A until the earlier of (1) the date which is 6 months and 1 day after the Employee’s Separation from Service for any reason other than death, or (2) the date of the Employee’s death.  Any amounts otherwise payable to the Employee upon or in the 6 month period following the Employee’s Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) on the first business day after the date that is 6 months after the Employee’s Separation from Service (or, if earlier, as soon as  practicable, and in all events within 10 business days, after the date of the Employee’s death).  The payment timing provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A.

7.                                      Miscellaneous.

7.01                        Administration.  The Administrator shall administer this Agreement and the benefits provided for herein.

7.02                        Assignment and Binding Effect.

(a)                                 No right or interest to or in this Agreement, or any payment or benefit to the Employee under this Agreement shall be assignable by the Employee except by will or the laws of descent and distribution.  No right, benefit or interest of the Employee hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law.  Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable to the Employee under this Agreement after his or her death and shall not preclude the legal representatives of the Employee’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate.  However, this Agreement shall be assignable by the Company to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

(b)                                 The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement (including the obligation to cause any subsequent successor to also assume the obligations of this Agreement) unless such assumption occurs by operation of law.

7.03                        No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.  Without limiting the generality of the foregoing, the failure by Employee to exercise his or her right to terminate his or her employment for Good Reason shall not operate as a waiver by Employee of his or her right to terminate for Good Reason based upon any subsequent act or omission of the Company that constitutes Good Reason.

7.04                        Rules of Construction.

(a)                                 This Agreement has been executed in, and shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

(b)                                 Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

(c)                                  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially or adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.05                        Notices.  Any notice required or permitted by this Agreement shall be in writing, delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service (regularly providing proof of delivery) or by facsimile or telecopy, addressed to the Board and the Company and, if other than the Board, the Administrator, at the Company’s then principal office, or to the Employee at the address set forth in the records of the Company, as the case may be, or to such other address or addresses the Company or the Employee may from time to time specify in writing.  Notices shall be deemed given:  (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; and (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission.

7.06                        Modification.  This Agreement may be modified only by an instrument in writing signed by the Employee and an authorized representative of the Company.

7.07                        Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Employee concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter (including, but not limited to, (a) any Change in Control Agreement previously entered into by the Company and Employee and (b) any conflicting provision in any past or future equity award agreements, unless such future equity award agreements specifically reference this Agreement and specify that such equity award agreement is intended to supersede some portion of this Agreement).  This is an integrated agreement.  For the avoidance of doubt, this Agreement does not supersede any confidentiality, non-solicitation, non-competition or similar agreements.  The dollar value of the benefits provided under this Agreement shall reduce any payments to which the Employee would otherwise be entitled under the proprietary information and inventions agreement between the Employee and the Company (including any payment thereunder with respect to the non-competition provision).  To avoid potential duplication of benefits, the dollar value of benefits under this Agreement shall be reduced (but not below zero) by any severance benefits paid by the Company to the Employee under any other severance agreement.

7.08                        Counterparts.  This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.09                        Good Faith Determinations.  No member of the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member of the Board or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself.  The Company shall indemnify and hold harmless each member of the Board from and against any liability or expense hereunder, except in the case of such member’s own bad faith.

7.10                        Arbitration.  Any controversy arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or relating in any way to the subject matter contained herein, shall be submitted to final and binding arbitration.  Any arbitration hereunder shall be in Travis County, Texas before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the subject matter contained herein.  The parties further agree that in any proceeding to enforce the terms of this Agreement, the nonprevailing party shall pay (1) the prevailing party’s reasonable attorneys’ fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted, and (2) all costs of the arbitration, including, but not limited to, the arbitrator’s fees, court reporter fees, and any and all other administrative costs of the arbitration, and that the nonprevailing party promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party.  The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

SILICON LABORATORIES INC.		EMPLOYEE

By:	/s/ Lori Knowlton	/s/ G. Tyson Tuttle
Name: Lori Knowlton		G. Tyson Tuttle

Title: Chief People Officer

Date: October 23, 2018		Date: October 23, 2018

EXHIBIT A

RELEASE OF CLAIMS AND SEPARATION AGREEMENT

This Release of Claims and Separation Agreement (the “Agreement”) is made by and between Silicon Laboratories Inc., a Delaware corporation (the “Company”) and                 (“Employee”). The Employee and the Company may be referred to herein as the “Parties.”

WHEREAS, if there is a Change in Control Termination, and subject to the terms and conditions of the CIC Agreement, including the requirement to execute and not revoke this Agreement, Employee shall receive the severance benefits set forth in the Employee’s CEO Change in Control Agreement, dated              , 201  (the “CIC Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Separation Payments.  In consideration for Employee signing and not revoking this Agreement and complying with Employee’s obligations under the CIC Agreement and obligations hereunder, the Company will provide the severance benefits to Employee as provided in the CIC Agreement.

2.                                      Employee’s General Release.  In exchange for the consideration provided to Employee under this Agreement, and except as otherwise set forth in this Agreement, Employee hereby generally and completely releases, acquits and forever discharges the Company, its parent, subsidiaries, other corporate affiliates, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to Employee’s employment with the Company or the termination of that employment.  Excluded from the Employee’s General Release are the following:  (i) any claims that may arise from events that occur after the date this Agreement is executed; (ii) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (iii) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; and (iv) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission (“EEOC”) or its state equivalent, the United States Department of Labor (“DOL”) or its state equivalent, or any other government agency or entity, or from exercising any rights pursuant to Section 7 of the National Labor Relations Act (“NLRA”), or from taking any action protected under the whistleblower provisions of federal law or regulation, none of which activities shall constitute a breach of the release herein or a breach of any non-disparagement, confidentiality or any other clauses in the CIC Agreement.  Employee acknowledges and agrees, however, that Employee is waiving, to the fullest extent permitted by law, Employee’s right to any monetary recovery should any governmental agency or entity pursue any claims on Employee’s behalf.

3.                                      Employee’s ADEA Waiver.  Employee hereby acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act, as amended (the “ADEA”), including the Older Workers Benefit Protection Act (“the “OWBPA”), and that the consideration given to Employee for the waiver and release in this Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the date Employee signs this Agreement; (b) Employee should consult with an attorney prior to signing this Agreement (although Employee may voluntarily decide not to do so); (c) Employee has 21 days to consider this Agreement (although Employee may choose voluntarily to sign this Agreement sooner); (d) Employee has 7 days following the date Employee signs this Agreement to revoke this Agreement (in a written revocation sent to and received the Company’s Chief Executive Officer); and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Employee signs this Agreement provided that Employee does not revoke it before such date (the “Effective Date”).

4.                                      No Admissions.  By entering into this Agreement, the Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

5.                                      Entire Agreement; No Oral Modification; Counterparts; PDF.  This Agreement and the CIC Agreement (including any exhibits and documents incorporated by reference) is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter, except and as limited to any confidentiality, non-solicitation or non-competition, non-disparagement, proprietary rights or any other agreement which may exist and which survives the termination of Employee’s employment.  It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Employee’s separation of employment with the Company and settlement of all claims between the parties other than those set forth in this Agreement and the CIC Agreement.  This Agreement may be amended only by a written instrument executed by all parties hereto.  This Agreement may be executed in two or more counterparts, which when taken together, shall constitute an original agreement.  Executed originals transmitted by electronically as PDF files (or their equivalent) shall have the same force and effect as a signed original.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

SILICON LABORATORIES INC.

Dated:	By:
Name:
Title:

EMPLOYEE

Dated:	Signature:

Name: